UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Dominion Resources, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dominion®
It all starts here.®

2004

Proxy Statement

2004 Proxy Statement Contents

2	Proxy Process

4	Governance

11	Nomination Process

12	The Board

14	Election of Directors — Item 1

17	Share Ownership

18	Committee Report on Audit Function

19	Appointment of Auditors — Item 2

20	Committee Report on Executive Compensation

23	Executive Compensation

28	Shareholder Proposal — Item 3

Notice of Annual Meeting

Dominion Resources, Inc.

P.O. Box 26532

Richmond, Virginia 23261

March 12, 2004

Dear Shareholder:

On Friday, April 23, 2004, Dominion Resources, Inc. will hold its Annual Meeting of Shareholders at Dominion’s 55th Street office, 1201 East 55th Street, Cleveland, Ohio. The meeting will begin at 9:30 a.m. Eastern Daylight Time.

Only shareholders who owned stock at the close of business on February 27, 2004 may vote at this meeting or any adjournments that may take place. At the meeting we propose to:

•	Elect 15 directors;

•	Ratify the appointment of independent auditors for the 2004 financial statements;

•	Consider a shareholder proposal, if presented, and

•	Attend to other business properly presented at the meeting.

This proxy statement and our 2003 Annual Report will be mailed or be available to you on approximately March 16, 2004. I hope you will be able to attend the meeting, but even if you cannot, please vote your proxy as soon as you can.

By order of the Board of Directors,

Patricia A. Wilkerson

Vice President and Corporate Secretary

Proxy Process

Your Board of Directors is soliciting this proxy for the 2004 Annual Meeting of Shareholders and encourages you to vote in favor of all the Director nominees and the appointment of auditors and against the shareholder proposal on page 28.

Record Date

All shareholders that owned common stock at the close of business on February 27, 2004 are entitled to vote at the Annual Meeting. There were 325,632,850 shares of Dominion Resources, Inc. common stock outstanding on that date.

Householding

For registered shareholders and Dominion Direct® participants, a single copy of the annual report has been sent to multiple shareholders who reside at the same address. Any shareholder who would like to receive a separate annual report may call or write us at the address below, and we will promptly deliver it.

If you received multiple copies of the annual report and would like to receive combined mailings in the future, please contact us at the address below. Shareholders who hold their shares in “street name” — an account with a broker or a bank — should contact their broker regarding combined mailings.

Dominion Resources, Inc.

Shareholder Services

P.O. Box 26532

Richmond, VA 23261

1-800-552-4034

shareholder_services@dom.com

Electronic Delivery

Registered shareholders and Dominion Direct® participants can elect to view future proxy statements and annual reports on the Internet by marking the appropriate box on your proxy card or by following the instructions provided when voting by Internet or by telephone. If you choose this option, you will receive a proxy card by mail, along with instructions on how to access the proxy statement and annual report at a specific Internet site. Your choice will remain in effect until you notify Dominion that you wish to resume mail delivery of these documents. If you hold your shares in “street name”, refer to the information provided by your bank or broker for instructions on how to elect this option. If you elect to receive your proxy statement and annual report via the Internet, you can still request paper copies by contacting us at the address or number above.

Voting

Methods. You may vote in person at the Annual Meeting or by proxy. For shares that you hold directly as a registered shareholder or shares held in Dominion Direct®, you have three ways to vote by proxy:

1. Connect to the Internet at www.votefast.com;

2. Call 1-800-542-1160; or

3. Complete the proxy card and mail it back to us. Complete instructions for voting your shares can be found on your proxy card.

If you vote and change your mind on any issue, you may revoke your proxy at any time before the close of voting at the Annual Meeting. There are four ways to revoke your proxy:

1. Connect to the website listed above;

2. Call 1-800-542-1160;

3. Write our Corporate Secretary; or

4. Vote your shares at the Annual Meeting.

Beneficial Owners (Broker Shares). If your shares are held in “street name” with your broker, please follow the instructions found on the Voting Instruction Card enclosed with this proxy statement.

Registered Shareholders and Dominion Direct® Participants. Your proxy card shows the number of full and fractional shares you own. If you are a participant in our Dominion Direct® stock purchase plan, the number includes shares we hold in your Dominion Direct® account. All shares will be voted according to your instructions if you properly vote your proxy by one of the methods listed above. If you sign your proxy and do not make a selection, your shares will be voted as recommended by the Board. If you are a Dominion Direct® participant and do not vote your proxy, we will vote all shares held in that account according to the Board’s recommendations. No vote will be recorded for registered shares that are not properly voted.

Employee Savings and Thrift Plan Participants. You will receive a request for Voting Instructions from the Trustee for the Plans. The share amounts listed on that form include the full and fractional shares in your Plan account(s). You may instruct the Trustee by:

1. Connecting to www.votefast.com;

2. Calling 1-800-542-1160; or

3. Returning your Voting Instructions in the enclosed envelope (not to Dominion).

2 Dominion

Complete instructions can be found on the Voting Instruction Card included with the proxy statement. Whichever method you choose, the Trustee will vote according to your instructions and will keep your vote confidential. If you do not vote your Savings or Thrift Plan shares, the Trustee will vote your shares according to each Plan’s voting standards.

Rights. Each of your shares will be counted as one vote.

A majority of the shares outstanding on February 27, 2004 constitutes a quorum for this meeting. Abstentions and shares held by a broker or nominee (Broker Shares) that are voted on any matter are included in determining a quorum.

The 15 nominees for director receiving the most votes will be elected.

The shareholder proposal presented on page 28 requires more votes in favor of it than the number of votes against it in order for it to be approved. Broker shares not voted and abstentions have no effect on the final vote counted.

Attending the Meeting

Shareholders who plan to attend the meeting will be asked to present valid picture identification, such as a driver’s license or passport. Registered shareholders must bring a Dominion Direct® statement or dividend check stub as proof of ownership. If you hold stock in “street name,” you must bring a copy of a recent brokerage statement. If you are an authorized proxy, you must present the proper documentation. Registration will begin at 8:30 a.m., and seating will be available on a first come, first serve basis. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Rules of the meeting are printed on the back of the agenda that you will be given at the meeting.

Solicitation and Tabulation

We will pay for soliciting proxies from our shareholders, and some of our employees may telephone shareholders after the initial mail solicitation. We have also retained Georgeson Shareholder Communications, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $14,000 and reimbursement of expenses. In addition, we may reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of stock. We have retained Corporate Election Services, Inc. to tabulate the proxies and to assist with the Annual Meeting.

Matters Before the 2004 Annual Meeting

Management and the Board are not aware of any matters that may come before the Annual Meeting other than the matters disclosed in this proxy statement.

Proposals for the 2005 Annual Meeting

Under our bylaws, if you wish to bring any matter (other than shareholder nominations of director candidates) before the 2005 Annual Meeting, you must notify the Corporate Secretary in writing no later than January 24, 2005. Regarding each matter, the notice must contain:

•	a brief description of the business to be brought before the Annual Meeting, including the complete text of any related resolutions to be presented and the reasons for conducting such business at the meeting;

•	the name and address of record of the shareholder proposing such business;

•	the class and number of shares of stock that are beneficially owned by the shareholder; and

•	any material interest of the shareholder in such business.

If you do not provide the proper notice by January 24, 2005, the Chairman of the meeting may exclude the matter, and it will not be acted upon at the meeting. If the Chairman does not exclude the matter, the proxies may vote in the manner they believe is appropriate, as the SEC’s rules allow.

For a shareholder proposal to be considered for possible inclusion in the 2005 Proxy Statement, the Corporate Secretary of Dominion must receive it no later than November 24, 2004. Dominion plans to hold its 2005 Annual Meeting on April 22, 2005.

3 Dominion

Governance

Your Board has focused on good governance practices for many years. Since the enactment of the Sarbanes-Oxley Act and adoption of the New York Stock Exchange governance standards, we have codified those practices. This proxy statement includes new disclosures, and our governance guidelines, director independence standards and committee charters follow. In addition, our website (www.dom.com) has a new governance section sharing these documents, and provides a method for shareholders to communicate directly with the Board.

Dominion has also adopted a Code of Ethics that applies to its principal executive, financial and accounting officers and all employees. You can find our Code of Ethics on the governance section of our website. Any waivers or changes to our Code of Ethics will be posted on this section of our website. You also may write to the Corporate Secretary at the address found on the back cover for a copy of the Code of Ethics at no charge.

Corporate Governance Guidelines

I.	Role and Function of the Board

Dominion’s Board is charged with the responsibility of overseeing Dominion’s management, as well as the business and assets of Dominion. Dominion’s business is conducted by its employees, including its officers, under the direct supervision of its Chief Executive Officer. The Board is charged with overseeing the interests of the shareholders by protecting the long-term value of the company. The Board and management recognize that the interests of Dominion are advanced by responsibly addressing the concerns of other constituencies, including employees, customers and the communities in which Dominion operates. These governance guidelines are intended to support the Board in its oversight role and in fulfilling its obligation to shareholders. The Board will review these guidelines annually in its continuing effort to achieve this goal.

A.	Composition

1. The Board will consist of a majority of independent Directors. No more than two employees or ex-employees of the company may serve concurrently as Directors. A Director’s independence is determined in accordance with the New York Stock Exchange’s (NYSE) listing standards. To qualify as independent, the Board must affirmatively determine that the Director has no material relationship with the company in accordance with the independence standards adopted by the Board.

2. The Board sets the exact number of Directors within the range allowed by the company’s Articles of Incorporation. Currently the range is 10 to 17 Directors.

3. The Organization, Compensation and Nominating (OCN) Committee, with advice from the Chairman and CEO, screens Director candidates, including those recommended by shareholders. The Committee selects candidates who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. Among the attributes that the Committee may consider are a candidate’s character, judgement, diversity of experience, acumen and their ability to act on behalf of shareholders. Business and financial experience and governmental and community service are among the relevant criteria. The Committee may also consider in its assessment the Board’s diversity, in its broadest sense, reflecting, but not limited to, geography, gender and ethnicity. The Committee will also consider the independence of any candidate under the standards of independence discussed above.

4. The company’s CEO should be a member of the Board.

B.	Structure

1. The Board’s current committees are Audit, Finance, OCN and Risk Oversight. These committees report regularly to the full Board. The OCN Committee functions as the nominating, corporate governance and compensation committee. There will be occasions when the Board may elect to form a new standing or special committee or to disband an existing committee.

2. The OCN Committee is responsible for recommending Directors for placement on the various committees. The Board appoints the committee members and chairs at its meeting following the Annual Meeting of Shareholders.

3. The Audit and OCN Committees are composed of independent Directors in accordance with the rules and regulations of the Securities and Exchange Commission (SEC) and the NYSE. For the Audit Committee, “independence” includes the additional requirement that the Director not be affiliated with Dominion or receive any compensation, directly or indirectly, from the company other than compensation for services as a Director.

4. The Audit and OCN Committees shall have written charters that address the Committees’ purposes, duties and responsibilities as well as an annual performance evaluation of the Committees, all in accordance with NYSE and other regulatory standards.

C.	Operation and Responsibilities

1. The Board determines whether to have a joint CEO/Chairman position or whether to separate these offices, taking into consideration succession planning, skills and experience of the individuals filling these positions and other relevant factors. Currently, the positions of Chairman of the Board and CEO are held by the same person.

2. The Board’s non-employee Directors review the performance of senior management in regularly scheduled

4 Dominion

executive sessions. Also, only the Board’s independent Directors make decisions with respect to CEO compensation. Leadership at executive sessions of non-employee Directors will come from chairs of the key committees (Audit and OCN) as discussions occur within the scope of their respective committees. Therefore, the Board does not believe there is a need to formally designate a “lead” Director.

3. The Board establishes the number of regular meetings to be held each year, and it holds special meetings when necessary. Board agendas are set by the Chairman and CEO with advice from the Directors. Agendas, with any relevant accompanying information or reports, are distributed to the Directors prior to Board meetings for their review.

4. Directors are expected to devote as much time and attention as necessary to discharge their duties. Directors also are expected to ensure that other commitments do not materially interfere with their attendance at company meetings or their ability to fulfill their responsibilities as company Directors.

5. The Board reviews and approves Dominion’s Code of Ethics to guide employees, officers and, where applicable, Directors in promoting high ethical standards, fiscal accountability and compliance with all applicable laws and regulations.

6. The Board and its committees have the authority and funding at any time to retain independent outside financial, legal or other advisors.

7. The OCN Committee conducts an annual assessment of the Board’s effectiveness and that of its Committees.

D.	Director Policies

1. All Directors are elected annually by the shareholders. The Board does not believe it appropriate or necessary to limit the number of terms a Director may serve.

2. Newly elected Directors will receive a briefing from the CEO and senior management regarding matters related to the company’s core businesses. At a minimum, they are briefed on operations and strategic directions by the Chief Financial Officer, Chief Legal Officer and CEO’s of the major business units and by the Corporate Secretary on matters related to Board membership. In addition, new Directors tour company facilities when practicable.

3. Continuing education is achieved through management presentations at Board meetings from time to time to provide insights into aspects of the company’s business or to provide employees with exposure to the Board for purposes of management development. The Board and committees also receive updates on any new material legal or regulatory requirements that affect the company.

4. Independent Directors submit their resignations not later than December 31 following their 72nd birthday. However, in view of the rapidly changing environments in which Dominion and its businesses operate, Board stability and experience are essential. Accordingly, the Board reserves the right not to accept such resignations, and to nominate such Directors for election to the Board at the Annual Meeting of Shareholders if the Board determines that it is in the company’s best interest.

5. Non-employee Directors are expected to tender their resignations to the OCN Committee if their job responsibilities change meaningfully from those they held when they were elected to the Board or if there is a change in circumstances that could reasonably affect their independence. This does not mean that the Committee will automatically accept such resignations; instead there will be an opportunity for the Committee to determine the appropriateness of Board membership under such circumstances.

6. Directors who are employed by Dominion shall submit their resignation from the Board to the OCN Committee when they conclude their employment. The OCN Committee has discretion as to whether such offer will be accepted.

7. Each Director will advise the Chairman and CEO or the Corporate Secretary of any affiliation with public, private or non-profit enterprises so that the relationship can be reviewed to determine if it could create a potential conflict of interest, potential embarrassment to Dominion or its subsidiaries or possible inconsistency with Dominion’s corporate policies.

8. Each Director, depending upon individual circumstances, should acquire meaningful ownership of Dominion Common Stock.

9. The OCN Committee periodically reviews and assesses the compensation paid to the non-employee Directors and recommends to the Board any changes it believes are appropriate. To assist it, the OCN Committee retains an independent consultant to benchmark non-employee Director compensation with that of Dominion’s peer companies. In addition, to link Directors’ compensation to performance and to align the Board’s interests with the interests of Dominion’s shareholders, a significant portion of the Directors’ compensation is payable in some form of Dominion Common Stock.

II.	Management and the Board

Board members have complete access to the CEO, the Chief Financial Officer, the Chief Legal Officer and/or General Counsel, General Auditor, other members of senior management and the independent auditors. Management shall be responsive to all requests for information from Board members.

5 Dominion

Governance CONTINUED

A.	Development and Succession

1. The OCN Committee annually evaluates the CEO’s performance as part of its review of Dominion’s executive compensation program. The CEO is not present during the OCN Committee’s review of his performance and compensation. The OCN Committee ensures that executive compensation programs align the interests of management with those of Dominion’s shareholders.

2. The CEO is responsible for developing and maintaining a process to plan for successor chief executive officers, as well as for other key senior leadership positions. The CEO reviews this process with the OCN Committee at least annually. The Board has final authority to select any successor CEO and, in the case of an emergency, the company’s bylaws direct the process.

B.	Risk Oversight

1. The Audit Committee meets periodically with members of management, including the Principal Accounting Officer or Controller, the Chief Legal Officer and/or General Counsel, and the internal and independent auditors to receive and discuss reports on Dominion’s internal control systems and compliance. The Committee operates in accordance with the guidelines established by the NYSE, which includes the Written Affirmation submitted annually to the NYSE.

2. The Risk Oversight Committee meets periodically with the Chief Financial Officer, the Treasurer, the Chief Legal Officer and other members of management to review the policies, procedures and guidelines concerning Dominion’s energy trading activities. The Committee consults with and advises management (including the members of the management Risk Oversight Committee), the Audit Committee and the Board of Directors regarding such trading activities.

3. In addition, management has established a Disclosure Committee for the purpose of ensuring that Dominion’s disclosure controls and procedures for periodic filings with the SEC are in compliance with applicable laws and regulations. The Disclosure Committee, which reports to the Audit Committee quarterly, is comprised of representatives of the major business functions and units, Chief Legal Officer, General Counsel, Corporate Secretary, and the Controller, who chairs the Committee.

III.	Modifications

The operation of the Board is a dynamic and evolving process, as are the demands of the marketplace. As such, the OCN Committee periodically reviews these Guidelines and recommends proposed modifications to the Board when appropriate and when NYSE or SEC regulations dictate.

Director Independence Standards

The Board of Directors of Dominion will be composed at all times of a majority of independent directors. To be considered independent under the New York Stock Exchange (NYSE) rules, a Director must not be an employee of Dominion and the Board must affirmatively determine that a Director has no material relationship with Dominion. To assist it in determining Director independence, the Board has established the following standards.

1) A Director will not be independent if, within the preceding three1 years:

a)	the Director was employed by Dominion, or had an immediate family member,[2] who was an executive officer of Dominion;

b)	the Director, or an immediate family member, was employed by or affiliated with, Dominion’s independent or internal auditor in a professional capacity;

c)	the Director, or an immediate family member, was employed as an executive officer of another company where any of Dominion’s present executive officers served on that company’s compensation committee;

d)	the Director is an executive officer or employee, or has an immediate family member who is an executive officer, of a company that made payments to, or received payments from, Dominion in an annual amount exceeding the greater of $1 million or 2% of such company’s consolidated gross revenues[3]; or

e)	the Director, or an immediate family member, received more than $100,000 per year in direct compensation from Dominion, other than director and committee fees, pension or other forms of deferred compensation or benefits for prior service not contingent in any way on continued service.[4]

2) Each member of Dominion’s Audit Committee must be an independent member of the Board. For purposes of determining the independence of an Audit Committee member, a Director must meet the independence standards

1. Under the NYSE rules, the three-year look back period will begin to apply after November 4, 2004. Before such date only a one-year look back should be applied.

2. An immediate family member is a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone who shares the person’s home.

3. Charitable organizations shall not be considered “companies” for the purpose of this restriction.

4. Compensation received by a Director’s immediate family member for service as a non-executive employee of Dominion will not be considered.

6 Dominion

set forth in 1) above and, in addition, must meet the following criteria:

a)	Audit Committee members may not receive any fees or compensation from Dominion other than in their capacity as a Director or committee member; and

b)	Audit Committee members cannot be affiliated persons of Dominion or its subsidiaries.[5]

3) The Board will annually review commercial relationships of Directors and determine whether any such relationships would create a conflict of interest that would interfere with a Director’s independence, even though such relationships are not restricted by the standards in 1) and 2) above. In making such a determination, the following relationships will not be considered by the Board as material relationships that would impair a Director’s independence:

a)	the Director is an executive officer or an employee, or whose immediate family member is an executive officer, of another company:

i)	that is indebted to Dominion, or to which Dominion is indebted, and the total amount of either company’s indebtedness to the other is less than 5% of the total consolidated assets of either company; or

ii)	in which Dominion owns a common stock interest, or the other company owns a common stock interest in Dominion, and the amount of the common stock interest is less than 5% of the total shareholders’ equity of the company in which the interest is owned.

4) The Board will annually review charitable relationships of Directors and determine whether any such relationships would create a conflict of interest that would interfere with a Director’s independence, even though such relationships are not restricted by the standards in 1) and 2) above. In making such a determination, the following relationships will not be considered by the Board as material relationships that would impair a Director’s independence:

a)	the Director, or an immediate family member, serves as an officer, director or trustee of a charitable organization and Dominion’s or the Dominion Foundation’s discretionary charitable contributions to the organization are less than the greater of $1 million or 2% of the organization’s total annual charitable receipts. (Dominion’s automatic matching of employee charitable contributions will not be included in the calculation.)

5. An “affiliated person” as defined by Rule 10A-3 of the Securities Exchange Act of 1934.

Organization, Compensation and Nominating Committee Charter

I.	Purpose

The Organization, Compensation and Nominating Committee will represent the Dominion Board of Directors in discharging its oversight responsibilities relating to executive compensation, corporate governance, the identification and nomination of qualified Director candidates, and the evaluation of the Board as a whole. The Committee’s primary responsibilities are set forth in Section III of this Charter.

II.	Organization

1. The Committee is comprised of four or more Directors. The Board appoints the Committee members and Chair.

2. Each Committee member shall be an “independent” Director as determined by the Board in accordance with the applicable rules and regulations of the Securities and Exchange Commission, Internal Revenue Service and the New York Stock Exchange.1

3. The Committee will meet at least four times annually and more frequently if circumstances dictate and report to the Board on all of the matters discussed and acted on by the Committee. A majority of the Committee constitutes a quorum, and the Committee may act by unanimous written consent.

4. The Committee shall have the authority to delegate to the CEO or a management committee certain administrative duties for all employee benefit plans (including Dominion’s welfare plans and tax qualified and nonqualified benefit plans) or to Dominion Resources Services, Inc. and certain of its management committees. Under certain regulations or other circumstances, such authority may require Board approval or the Committee may request that the Board ratify its actions.

5. The Committee will have the sole authority to retain and terminate any independent compensation or other consultants, including any search firm used to identify director candidates, and to approve their fees and other retention concerns.

III. Responsibilities

The Committee’s responsibilities will be as follows:

A. Compensation

1. Approve the philosophy of Dominion’s executive compensation program. The Committee is responsible for ensuring that the program is based on sound compensation practices and represents the long-term interests of

1. Specifically, each Committee member shall be an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, and an “independent director” as determined by the Board in accordance with the NYSE Listed Company Manual Section 303A(2).

7 Dominion

Organization, Compensation and Nominating Committee Charter CONTINUED

shareholders. On an annual basis, the Committee will review industry data to assess the reasonableness and fairness of the three basic components of the executive compensation program — base salary, annual incentives and long-term incentives, as well as other executive benefit programs and policies.

2. Approve the performance goals, performance measures, target award levels, goal weighting, and the compensation and incentive awards provided under Dominion’s executive compensation program. The Committee will determine the attainment of relevant performance goals prior to the payment of incentive compensation.

3. Approve the goals and objectives relevant to the CEO’s compensation and review these with the Board. It will also evaluate, with advice from the Board, the CEO’s performance in light of those goals and objectives, and it will approve the CEO’s compensation level based on this evaluation and recommend the Board’s ratification of such compensation.

4. Consider, in its determination of the CEO’s long-term incentive compensation, the following:

•	Dominion’s performance and shareholder return;

•	The value of similar incentive awards to CEOs at companies comparable to Dominion; and

•	The awards given to the CEO in past years.

5. Consider, with the assistance of appropriate corporate personnel or independent consultants, the effect of tax, accounting and regulatory requirements on executive compensation.

6. Approve the following:

•	The terms of any severance, change in control or employment agreements with Section 16 officers of Dominion; and

•	Any contracts providing for consulting fees or other special compensation payable to any Section 16 officer after termination of his or her regular employment.

7. Periodically review and approve the Common Stock ownership guidelines for the executives of Dominion.

8. Recommend to the Board the compensation and benefit plans to be adopted by Dominion as well as any amendment, termination or discontinuance of such plans.

9. Administer and perform specified functions under any equity-based, incentive compensation, deferral or other executive compensation or benefit plans that may be adopted from time to time by Dominion’s shareholders and/or Board of Directors.

10. Approve the Committee’s report on executive compensation to be included in Dominion’s proxy statement.

11. Recommend to the Board the compensation and benefit plans for Board members, and any amendments, termination or discontinuance of such plans. Board compensation will be consistent with the Corporate Governance Guidelines.

12. Obtain advice and assistance as it believes necessary from management, independent consultants and others.

B.	Director Nomination

1. Direct the search for, evaluate the qualifications of, and select candidates for nomination to the Board in accordance with criteria described in the Corporate Governance Guidelines.

2. In carrying out this responsibility, the Committee will:

•	Assess the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board as well as Dominion’s needs;

•	Consider the principles to be applied in filling vacancies and planning for Board succession; and

•	Consider any nominees suggested by shareholders.

3. Recommend to the Board the director nominees for the Annual Meeting of Shareholders.

4. Review the status of each Director and the determination of whether he or she meets the independence requirements of the New York Stock Exchange and recommend to the Board of Directors a finding regarding independence for each Director. Also assist the Board in adopting any categorical standards of independence.

5. Consider whether to accept any resignations submitted by a Director in accordance with Dominion’s retirement or other policy.

C.	Corporate Governance

1. Develop corporate governance guidelines and recommend the Board’s adoption of those guidelines. The Committee will monitor compliance with and periodically review these guidelines and recommend revisions for the Board’s consideration.

2. Have the oversight responsibility for the Board’s annual self-evaluation, which will include an evaluation of the Committee.

3. Annually review, and make recommendations to the Board concerning, the appointment and composition of each Board Committee and its Chair. Periodically review the responsibilities of each Committee to determine whether such responsibilities are in compliance with current laws and regulations or are appropriate in light of current circumstances.

4. Review this charter annually and update it as necessary.

8 Dominion

Audit Committee Charter

I.	Introduction

This charter assigns specific oversight responsibilities and authority to the Audit Committee. Management is responsible for the preparation, presentation and integrity of Dominion’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Dominion’s independent auditor is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

II.	Role and Purpose

The Committee will be responsible for assisting the Board with oversight of the following:

•	Dominion’s relationship with its independent auditor, including the firm’s qualifications, independence and performance;

•	The integrity of Dominion’s financial statements and reporting practices;

•	Dominion’s compliance with legal and regulatory requirements; and

•	The performance of Dominion’s internal audit function.

The Committee will also provide an open avenue of communication among the independent auditor, financial and senior management, internal audit department and Board of Directors.

III.	Organization and Membership

1. The Committee is comprised of three or more Directors who are appointed by the full Board and who serve at the Board’s pleasure. Unless a Chair is elected by the Board, the Committee may designate a Chair by majority vote of its members.

2. Each Committee member shall be an “independent” Director in accordance with the applicable rules and regulations of the New York Stock Exchange and the Securities and Exchange Commission (the “SEC”). All members of the Committee shall be, or become within a reasonable period of time, financially literate as determined by the Board. The Committee shall also comply with the following requirements:

•	Directors’ fees (including Committee fees) are the only compensation a Committee member may receive, either directly or indirectly, from Dominion;

•	At least one Committee member shall be a “audit committee financial expert,” as defined by the rules of the SEC and as disclosed by Dominion; and

•	If a Committee member simultaneously serves on the audit committee of more than three public companies, the Board must determine that such simultaneous service would not impair his or her ability to serve on the Committee and must disclose this determination.

3. The Committee will meet at least four times annually or more frequently as circumstances dictate, and report regularly to the Board on all of the matters discussed and acted on by the Committee. A majority of the Committee constitutes a quorum, and the Committee may act by unanimous written consent.

IV.	Administration and Delegation

1. The Committee is authorized to obtain advice and assistance from independent counsel and other advisors as it believes necessary and appropriate, and it will have the funding and sole authority to retain and terminate such advisors and to approve such advisors’ fees and other retention concerns.

2. Except as described below, the Committee may delegate functions to a subcommittee of one or more members only with the Board’s approval.

3. On an annual basis, the Committee will:

•	Review and approve its report to be included in Dominion’s proxy statement;

•	Evaluate its performance;

•	Review this charter and update it as necessary (with any amendments subject to approval by the Board); and

•	Determine its funding requirements for the auditor or any advisors.

V.	Responsibilities and Duties

The Committee’s responsibilities and duties will be as follows:

A.	Governance and Corporate Responsibility

1. Appoint, compensate, retain, oversee, evaluate and when necessary or desirable, terminate Dominion’s independent auditor, including approving the auditor’s engagement fees and terms as well as significant non-audit engagements of the independent auditor. As part of its oversight responsibilities, the Committee will examine the independent auditor’s qualifications, independence and compliance with partner rotation requirements. The independent auditor reports directly to the Committee. The Committee shall have the sole authority with respect to, and may not delegate these responsibilities.

9 Dominion

Audit Committee Charter CONTINUED

2. Pre-approve all auditing services and permitted non-audit services to be provided by Dominion’s independent auditor including establishment of detailed pre-approval policies. The Committee may delegate the authority to grant pre-approvals only to one or more of its members, whose decisions must be presented to the Committee for its ratification. Dominion will disclose the Committee’s approval of any non-audit services by the independent auditor in its periodic reports filed with the SEC.

3. Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) of any instances of noncompliance.

4. At least annually, obtain and review a written report by the independent auditor describing the following:

•	All relationships the independent auditor has with Dominion, including any non-audit services and related fees;

•	The firm’s internal quality-control procedures;

•	Any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any governmental or professional inquiry or investigation within the preceding five years respecting one or more independent audits carried out by the firm; and

•	Any steps taken to address any such issues.

5. Provide the opportunity for the independent auditor, the internal auditor and management to meet with the Committee, in separate executive sessions, to discuss any matters that the Committee or these groups believe should be discussed privately.

6. Resolve any disagreements between management and the independent auditor.

7. Review the internal audit function (including its responsibilities, budget and staffing as well as any significant reports it prepares for management) and discuss these with the internal auditor, management and the independent auditor.

8. Approve the appointment and replacement of the senior internal auditing executive.

9. Approve hiring into a controller, managing director, director or officer level position, any employee or former employee of the current independent auditor. In addition, approve hiring such employee or former employee into a position with oversight of the financial reporting process.

10. Establish procedures for the following:

•	The receipt, retention and treatment of complaints received by Dominion regarding accounting, internal accounting controls or auditing matters; and

•	The confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

11. Review, and have the power to approve or disapprove, any request for a waiver of or pre-approval of a transaction under any of Dominion’s code of conduct or ethics policies involving a Director or executive officer.

B.	Audit Function and Financial Statements

1. Consider the audit scope and plans of the independent auditor and internal auditor and the audit procedures to be utilized.

The independent auditor will report to the Committee on the following:

•	All critical accounting policies and practices utilized by Dominion;

•	All material communications between the independent auditor and management, such as any management letter, schedule of judgement differences or schedule of unadjusted differences; and

•	All alternative treatments of financial information that have been discussed with management.

The internal auditor will report to the Committee on the following:

•	The development of the annual audit plan;

•	Any unjustified restriction or limitation placed on the audit function;

•	Any unresolved issues which would have an impact on internal controls or the financial statements; and

•	The reasons for any significant deviations from the established annual audit plan.

2. Review and consider Dominion’s annual and quarterly financial statements, related reports and findings from the company’s Disclosure Committee, and discuss them with management and independent auditor, including the following:

•	Major issues regarding accounting principles and financial statement presentation, including any significant changes in the selection or application of accounting principles or adoption of new principles;

•	Disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Dominion’s financial statements;

•	Major issues as to the adequacy of Dominion’s internal controls and any special audit steps adopted in light of reportable conditions; and

10 Dominion

•	Analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgements made in connection with the preparation of the financial statements, including analyses of the effects of applying alternative accounting principles on the financial statements.

3. Review the effectiveness of the Company’s internal control over annual and interim financial reporting, including information technology security and control. Establish procedures for management, the independent auditors and the internal auditors to report any significant deficiencies and reportable conditions in the design or operation of Dominion’s internal controls, as well as any fraud that involves management or other employees who have a significant role in the internal controls

4. Review with the independent auditor any audit problems or difficulties, including the following:

•	Any restrictions on the scope of the firm’s activities or its access to requested information;

•	Any disagreements with management;

•	Accounting adjustments proposed by the independent auditor but not adopted;

•	Communications between the audit teams and the audit firm’s national office with regard to auditing or accounting issues presented by the engagement; and

•	Any management or internal control letter issued or proposed to be issued by the independent auditor.

The Committee will also review management’s responses to these issues.

C.	Other Duties

1. Review and discuss with management, in general terms, the information included in Dominion’s earnings news releases and the presentations made by management to Dominion’s securities analysts and rating agencies.

2. Discuss with management the significant risks or exposures facing Dominion and the steps management has taken (including the policies and programs implemented by the management Risk Oversight Committee) to monitor and control such risks or exposures.

3. Review periodic reports from the Board’s Risk Oversight Committee concerning that Committee’s oversight and assessment of Dominion’s policies, procedures and guidelines regarding its energy trading activities.

4. Perform such other functions as may be assigned by the Board of Directors or as specified in its Corporate Governance Guidelines or any policies approved by the Board.

Nomination Process

Nominating Committee

The Organization, Compensation and Nominating Committee of the Board, which is comprised entirely of independent directors (as determined by the Board in accordance with its independence standards) is responsible for reviewing the qualifications of and selecting director candidates for nomination by the Board. As stated in the Committee’s charter and the Board’s governance guidelines found on the preceding pages, the Committee selects candidates who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. These attributes may include a candidate’s character, judgement, diversity of experience, acumen and ability to act on behalf of shareholders. Business and financial experience and governmental and community service are relevant criteria. In selecting candidates, the Committee assesses and considers the Board’s diversity, in its broadest sense, reflecting, but not limited to, geography, gender and ethnicity.

The Committee also considers whether a director candidate is independent in accordance with Dominion’s independence standards found on the preceding pages. Based on its deliberations, the Committee recommends director candidates, the majority of whom are independent, to the Board for nomination.

Director Nominations

Director nominees may be submitted to the Committee by a current member of the Board, a member of management or by a shareholder. The Committee considers all nominee recommendations and uses the nomination process described above in selecting nominees. Under our bylaws, if you wish to nominate a director at a shareholder’s meeting you must be a shareholder and deliver written notice to our Corporate Secretary at least 60 days before the meeting. If the meeting date has not been publicly announced 70 days before the meeting, then notice can be given 10 days following the public announcement. Any notice must include the following information:

1.	your name and address;

2.	each nominee’s name and address;

3.	a statement that you are entitled to vote at the meeting and intend to appear in person or by proxy to nominate your nominee;

4.	a description of all arrangements or undertakings between you and each nominee and any other person concerning the nomination;

5.	other information about the nominee that would be included in a proxy statement soliciting proxies for the election of directors; and

6.	the consent of the nominee to serve as a director.

11 Dominion

The Board

Executive Sessions

Dominion’s governance guidelines found on page 4 of this proxy statement, describe the operation of the Board and who will preside over executive sessions of non-employee, independent directors.

Committees & Meeting Attendance

The Board met eight times in 2003. Each Board member attended at least 94% of the total number of meetings of the Board and committees on which he or she served. All 2003 Board nominees attended the 2003 annual meeting of shareholders. Messrs. William S. Barrack and Steven A. Minter, both of whom did not stand for re-election at that meeting, did not attend.

Committee	Members	Description
Audit	David A. Wollard, Chairman Ronald J. Calise Robert S. Jepson, Jr. Margaret A. McKenna Kenneth A. Randall	These four independent and unaffiliated directors are also audit committee financial experts. They consult with the independent and internal auditors regarding the audits of Dominion’s consolidated financial statements, the adequacy of internal controls and the independence of auditors. The committee’s report to shareholders can be found on page 18. The committee also retains the independent auditors for the next year. In 2003, this committee met 10 times.

Finance	John W. Harris, Chairman Susan B. Allen Peter W. Brown George A. Davidson Benjamin J. Lambert, III	These five independent directors review the Company’s financing strategies, its relationship with rating agencies, and consider Dominion’s dividend policy. In 2003, this committee met three times.

Organization, Compensation and Nominating	Frank S. Royal, Chairman Richard L. Leatherwood Robert H. Spilman David A. Wollard	These four independent directors consult directly with compensation experts and with management to review and evaluate Dominion’s organizational structure and compensation practices. They are also responsible for overseeing Dominion’s governance practices and for reviewing the qualifications of director candidates. They make recommendations to the Board regarding all of these matters, including director nominees, and they administer certain compensation plans. In 2003, this committee met six times.

Risk Oversight	Ronald J. Calise, Chairman Richard L. Leatherwood S. Dallas Simmons	This committee oversees and advises management on its policies and guidelines regarding energy trading. In 2003, this committee met three times.

12 Dominion

Compensation and Other Programs

Fees. In 2003, non-employee directors were paid an annual retainer of $40,000 ($20,000 in cash and $20,000 in shares of Dominion stock). They also received $1,500 in cash per Board or committee meeting attended. Each committee chairman was paid an additional $5,000 annual retainer.

In late 2003, the Organization, Compensation and Nominating (OCN) Committee of the Board requested that its independent compensation consultant evaluate the compensation for non-employee directors. Based on their review and comparisons with the compensation paid to directors of Dominion’s peer companies, in December 2003 the Board approved new annual fees, effective January 1, 2004, for non-employee directors as follows: an annual retainer of $55,000 ($20,000 in cash and $35,000 in stock); $2,000 in cash per Board, Audit and OCN committee meetings attended, and $1,500 per other committee meetings attended. In addition, the chairman of the Audit committee will receive an annual cash retainer of $12,500, while the other committee chairmen will receive $5,000 in annual cash retainer.

Deferred Cash Compensation Plan. Directors may elect to defer their cash fees under this plan until they reach retirement or a specified age. The deferred fees are credited to either an interest bearing account or a Dominion common stock equivalent account. Interest or dividend equivalents accrue until distributions are made. A director will be paid in cash or stock according to the election made.

Stock Compensation Plan. The stock portion of the directors’ retainer is paid under this plan. Directors have the option to defer receipt of the stock. If a director elects this option, the shares are held in trust until the director’s retirement and the dividends on those shares are reinvested. However, the director retains all voting and other rights as a shareholder.

Stock Accumulation Plan. Effective February 27, 2004, the Board has ceased using this plan for newly elected directors. All current non-employee directors received a one-time award under this plan upon their election to the Board. The award, in Stock Units equivalent in value to Dominion common stock, was determined by multiplying the director’s annual cash retainer by 17, then dividing the result by the average price of Dominion common stock on the last trading days of the three months before the director’s election to the Board. Stock Units awarded to a director are credited to a book account. A separate account is credited with additional Stock Units equal in value to dividends on all Stock Units held in the director’s account. A director must have 17 years of service to receive all of the Stock Units awarded and accumulated under this plan. Reduced distributions may be made at the discretion of the Board or where a director has at least 10 years of service.

Charitable Contribution Program. This program was discontinued in January 2000. For directors elected prior to that time, Dominion funded the Program by purchasing life insurance policies on the directors. Those policies have been fully funded and participating directors will derive no financial or tax benefits from the Program, because all insurance proceeds and charitable tax deductions accrue solely to Dominion.

Matching Gifts Program. Directors may give up to $1,000 per year to 501(c)3 organizations of their choice and Dominion will match their donations on a 1-to-1 basis, with a maximum of $5,000 of matching funds per director per year. If their donation is to an organization on whose board they serve or for which they volunteer more than 50 hours of work during a year, Dominion will match the donation on a 2-to-1 basis.

Certain Relationships

Two of Dominion’s directors, Dr. Simmons and Dr. Brown, have adult, financially-independent children who are employees of Dominion’s service company. Dominion and its subsidiaries have approximately 16,700 full-time employees, and the company is a significant employer in Richmond, Virginia where both of the children are employed. Both are in non-officer, professional positions that they are qualified for based on their education and experience. Both are paid within the current market rate for their positions and are eligible only for company benefits available to all other employees in similar positions. The Board has determined that these employment relationships do not affect either director’s independence. Dominion and the individual directors have determined that neither director has a material interest in his child’s employment.

Communications with Directors

Shareholders may communicate directly with members of the Board of Directors in two ways:

•	By email — please go to our website at www.dom.com/about/governance for instructions; or

•	By writing to the Board of Directors, c/o Corporate Secretary, Dominion Resources, Inc., P.O. Box 26532, Richmond, Virginia 23261.

13 Dominion

Election of Directors – Item 1

Each nominee for director and information about that nominee is listed below. With the exception of Mr. Capps, who is Dominion’s Chairman and Chief Executive Officer, the Board has determined, based on Dominion’s independence standards, that the director nominees are independent. In addition, the Board has determined that all members of the Audit Committee are “audit committee financial experts” as defined by Securities and Exchange Commission rules. Directors are elected annually; therefore, each director’s term of office will end at the next annual meeting of shareholders.

Your proxy will be voted to elect the nominees unless you tell us otherwise. If any nominee is not available to serve (for reasons such as death or disability), your proxy will be voted for a substitute nominee if the Board of Directors nominates one.

SUSAN B. ALLEN, 42, community volunteer. She received her undergraduate degree from the University of South Carolina and is the former First Lady of Virginia. Mrs. Allen has had extensive involvement in representing the tourism and hospitality industries throughout the United States and the world and is currently a director on the advisory board of the Massey Cancer Center for the Medical College of Virginia.

DIRECTOR SINCE 2003

PETER W. BROWN, 61, Physician, Virginia Surgical Associates. He is a director of Bassett Furniture Industries, Inc. Dr. Brown received his undergraduate and medical degrees from Emory University and is a clinical assistant professor of surgery at the Medical College of Virginia. He is a former director of America’s Utility Fund and former Chairman of the board of trustees at Capitol Medical Center.

DIRECTOR SINCE 2002

RONALD J. CALISE, 55, former Managing Director of the Global Power Group, Investment Banking Division, Lehman Brothers. He received his undergraduate degree from Wesleyan University and his MBA from Columbia University. Mr. Calise began his investment-banking career in 1975 at Salomon Brothers and later at Wassertein Perella & Co., focused on the electric utility and power industry.

DIRECTOR SINCE 2001

THOS. E. CAPPS, 68, Chairman and Chief Executive Officer of Dominion (from August 1 2001 to December 31, 2003, Chairman, President and Chief Executive Officer, from January 28, 2000 to August 1, 2000, Vice Chairman, President and Chief Executive Officer, and prior to that Chairman, President and Chief Executive Officer). He is Chairman and a director of Virginia Electric and Power Company and Consolidated Natural Gas Company, both wholly-owned subsidiaries of Dominion. Mr. Capps received his undergraduate and law degrees from the University of North Carolina at Chapel Hill. He joined Dominion in 1984 after practicing law in North Carolina and Florida, and holding positions in the law departments of two other electric utilities.

DIRECTOR SINCE 1986

14 Dominion

GEORGE A . DAVIDSON, JR., 65, Retired Chairman of the Board of Directors of Dominion (from January 28, 2000 to August 1, 2000, Chairman of Dominion, prior to that, Chairman and Chief Executive Officer of Consolidated Natural Gas Company). He is a director of PNC Financial Services Group, Inc. and Goodrich Corporation. Mr. Davidson received his undergraduate degree in petroleum engineering from the University of Pittsburgh. He served in a variety of management and executive positions with CNG for 34 years and was a former Chairman of the American Gas Association.

DIRECTOR SINCE 2000

JOHN W. HARRIS, 56, President, Lincoln Harris, LLC, a real estate consulting firm. He is a director of Piedmont Natural Gas Company, Inc. Mr. Harris received his undergraduate degree from the University of North Carolina at Chapel Hill. He is the former president of The Bissell Companies, a real estate development firm.

DIRECTOR SINCE 1999

ROBERT S. JEPSON, JR., 61, Chairman and Chief Executive Officer of Jepson Associates, Inc., a private investment firm, and Jepson Vineyards, Ltd. Mr. Jepson received his undergraduate and graduate degrees in business and commerce from the University of Richmond. He also was Chairman and Chief Executive Officer of Kuhlman Corporation, Coburn Optical Industries and The Jepson Corporation. He is the principal contributor and founder of the University of Richmond’s Jepson School of Leadership Studies.

DIRECTOR SINCE 2003

BENJAMIN J. LAMBERT, III, 67, Optometrist. He is a director of Consolidated Bank & Trust Company and SLM Corporation. Mr. Lambert received his undergraduate degree from Virginia Union University and a graduate degree from the New England College of Optometry. He has been a member of the Virginia Senate since 1986 and prior to that was a member of the House of Delegates beginning in 1978.

DIRECTOR SINCE 1994

RICHARD L. LEATHERWOOD, 64, Retired President and Chief Executive Officer, CSX Equipment, an operating unit of CSX Transportation, Inc. He is a director of CACI International Inc. Mr. Leatherwood received his undergraduate degree from the University of Tennessee, a graduate degree in statistics from Rutgers University, and a doctorate in industrial engineering from Georgia Institute of Technology. He also held various executive positions from 1977 to 1985 with Texas Gas Resource Group, including president, CEO and CFO.

DIRECTOR SINCE 1994

MARGARET A. McKENNA, 58, President, Lesley University. She received her undergraduate degree from Emmanuel College and her law degree from Southern Methodist University. Ms. McKenna was a civil rights attorney with the U.S. Department of Justice and held a variety of positions with the U.S. government from 1976 to 1981, including Deputy Counsel in the White House and Deputy Under Secretary of Education. Prior to taking her current position in 1985, she was a director of the Bunting Institute and Vice President at Radcliffe College.

DIRECTOR SINCE 2000

15 Dominion

Election of Directors CONTINUED

KENNETH A. RANDALL, 76. He is a director of New York-based Oppenheimer Mutual Funds, Inc. Mr. Randall received his undergraduate and graduate degrees from Brigham Young University and graduated from the Stonier Graduate School of Banking. He has been chairman of the Federal Deposit Insurance Company, chairman and CEO of United Virginia Bankshares and president and CEO of The Conference Board. He joined the Virginia Electric and Power Company Board in 1971 and has been a director of Dominion since its establishment in 1983.

DIRECTOR SINCE 1983

FRANK S. ROYAL, M.D., 64, Physician. He is a director of HCA, Inc., SunTrust Banks, Inc., Chesapeake Corporation, CSX Corporation and Smithfield Foods, Inc. Dr. Royal received his undergraduate degree from Virginia Union University and a medical degree from Meharry Medical College.

DIRECTOR SINCE 1994

S. DALLAS SIMMONS, 64, Chairman, President and CEO of Dallas Simmons & Associates, a consulting firm (prior to July 1, 1999, President, Virginia Union University). He received his undergraduate and graduate degrees in business from North Carolina Central University and a doctorate from Duke University. Dr. Simmons also was president of St. Paul’s College and held administrative and teaching positions at North Carolina Central University.

DIRECTOR SINCE 1992

ROBERT H. SPILMAN, 76, President, Spilman Properties, Inc., private investments. He was Chairman and Chief Executive Officer of Bassett Furniture Industries, Inc. He received his undergraduate degree from North Carolina State University. Mr. Spilman also was Chairman of Jefferson-Pilot Corporation and the International Home Furnishings Center, and he serves on the Virginia Advisory Board for Liberty Mutual Insurance Company.

DIRECTOR SINCE 1994

DAVID A. WOLLARD, 66, Founding Chairman of the Board, Emeritus, Exempla Healthcare. He is a director of Vectra Bank Colorado. He received his undergraduate degree from Harvard College and graduated from the Stonier Graduate School of Banking. Mr. Wollard held a variety of executive positions with banking institutions in Florida and Colorado, where he was the President of Bank One Colorado, N.A.

DIRECTOR SINCE 1999

Your Board of Directors recommends that you vote FOR these nominees.

16 Dominion

Share Ownership

Director and Officer Share Ownership Table

	Beneficial Share Ownership of Common Stock (as of Feb. 1, 2004)					Other Plan Accounts [1]
Name of Beneficial Owner	Shares	Deferred Stock Accounts [2]	Restricted Shares	Exercisable Stock Options	Total	Stock Accumulation [3]	Deferred Cash Compensation [4]
Susan B. Allen	—	346	—	—	346	6,434	—
Peter W. Brown	5,731	—	—	—	5,731	7,194	—
Ronald J. Calise	4,000	858	—	8,000	12,858	6,159	2,235
Thos. E. Capps [5]	346,062	—	71,628	1,589,120	2,006,810	—	—
George A. Davidson, Jr.	103,938	673	—	8,000	112,611	—	—
John W. Harris	5,572	2,144	—	18,000	25,716	12,277	3,769
Robert S. Jepson, Jr.	20,336	—	—	—	20,336	6,434	—
Benjamin J. Lambert, III	94	2,782	—	18,000	20,876	12,277	1,834
Richard L. Leatherwood	988	2,782	—	18,000	21,770	12,277	17,363
Margaret A. McKenna	5,477	987	—	8,000	14,464	9,670	1,294
Kenneth A. Randall	6,646	—	—	18,000	24,646	12,277	—
Frank S. Royal	—	2,782	—	18,000	20,782	12,277	1,811
S. Dallas Simmons	4,108	1,516	—	18,000	23,624	12,277	4,046
Robert H. Spilman	3,675	—	—	18,000	21,675	12,277	—
David A. Wollard	3,683	—	—	18,000	21,683	12,277	—
Thomas N. Chewning	118,448	—	30,233	588,000	736,681	—	172
Thomas F. Farrell, II [5]	150,283	—	41,860	688,000	880,143	—	—
Jay L. Johnson	21,557	—	10,698	110,166	142,421	—	4,312
Duane C. Radtke	19,137	—	46,839	362,499	428,475	—	7,852

All directors and executive officers as a group (26 persons) [6]	1,076,135	14,870	249,631	4,287,332	5,627,968	134,107	65,466

Footnotes:

1.	Amounts represent share equivalents accumulated under executive and director plans and do not have voting rights.

2.	Shares held in Trust for which a director has voting rights.

3.	Because of this plan’s vesting provisions (described on page 13), these amounts will not necessarily be distributed to a director.

4.	At a director’s or executive’s election, cash and other compensation can be deferred until a specified age or retirement and may be distributed in stock.

5.	Messrs. Capps and Farrell disclaim ownership for 17,908 and 399 shares, respectively.

6.	All directors and executive officers as a group own 1.7 percent of the number of shares outstanding at February 1, 2004. No individual executive officer or director owns more than one percent of the shares outstanding.

Significant Shareholder
Name and address of Beneficial Owner	Beneficial Ownership of Common Stock (based on 13G filing)	Percentage of Common Shares Outstanding
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	28,122,390	8.6%

The shareholder disclaims beneficial ownership of the shares reported above. The ownership results from the shareholder acting as an investment advisor to various investment companies. The amount of shares reported includes 742,980 shares resulting from an assumed conversion of 905,400 shares of Dominion’s Premium Income Equity Securities (PIESSM) on November 16, 2004.

17 Dominion

Committee Report on Audit Function

Our Committee operates under a written charter (see page 9) originally adopted by the Board in 2001, and most recently revised in December 2003 to comply with the rules and regulations of the Sarbanes-Oxley Act of 2002, the New York Stock Exchange and the Securities and Exchange Commission.

As stated in our 2003 report, our committee has increased its review and oversight of Dominion’s financial reporting process to address new requirements and regulations. In November, we developed our 2004 meeting schedule and agendas to address these changes, including discussions and reviews of Dominion’s disclosure controls and procedures, charter requirements, charitable giving, auditor independence requirements, policy for pre-approved fees, “whistleblower” procedures and other issues that we, management and the independent auditors feel should be addressed more closely.

During 2003, we reviewed and discussed the following with management and the independent auditors:

•	quarterly and year end results, financial statements and reports prior to public disclosure;

•	management’s disclosure committee and Dominion’s disclosure controls and procedures, including internal controls;

•	risk management policies and procedures, including reports from the Board’s Risk Oversight Committee regarding the company’s trading activities;

•	information technology security;

•	environmental compliance; and

•	Dominion’s compliance program for employees.

In four of the meetings, we met with the internal and independent auditors, with and without management present, to discuss the plans for, and scope and results of, their audits and reviews of Dominion’s internal controls and the overall quality of Dominion’s financial reporting.

Management has represented that Dominion’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. We reviewed and discussed the audited consolidated financial statements with management and the independent auditors. In accordance with the requirements established by the Statement on Auditing Standards No. 61, Communication with Audit Committees (as amended by Auditing Standards 89 and 90), this discussion included a review of significant accounting estimates and controls, and the quality of Dominion’s accounting principles.

We have received written disclosures and a letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and have discussed with the independent auditors the issue of their independence from Dominion, including any non-audit services performed by them.

2003 Consolidated Financial Statements

Relying on these reviews and discussions, we recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in Dominion’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

Independent Auditors for 2004

Our Committee discussed with management and reviewed with the independent auditors their plans and proposed fees for auditing the 2004 consolidated financial statements of Dominion and its subsidiaries, as well as their proposed audit-related and non-audit services and fees. Based on our discussion and review of the proposed fee schedule, we have retained Deloitte & Touche LLP, independent certified public accountants, as Dominion’s independent auditors for 2004, and in accordance with our pre-approval policy (described on page 19), approved the fees for the services presented to us. We determined that the non-audit services proposed to us do not impair Deloitte & Touche’s independence, and that it is more economical and efficient to use them for the proposed services. Permission for any other specific non-audit services will require prior approval by our Committee or Chairman. When appropriate, Dominion seeks competitive bids for non-audit services.

David A. Wollard, Chairman

Ronald J. Calise

Robert S. Jepson, Jr.

Margaret A. McKenna

Kenneth A. Randall

February 27, 2004

18 Dominion

Auditors – Item 2

Appointment of Auditors – Item 2

Dominion’s Audit Committee has retained Deloitte & Touche LLP, independent certified public accountants, as Dominion’s independent auditors for 2004.

Your Board of Directors recommends that you vote FOR ratifying the Committee’s action.

Other Information About Your Auditors

Representatives of Deloitte & Touche will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire, and will be available to respond to shareholder questions.

Fees and Pre-Approval Policy. During 2003, the Audit Committee adopted a pre-approval policy for Deloitte & Touche’s services and fees. Attached to the policy is a schedule that details the services to be provided and an estimated range of fees to be charged for such services. At its December 2003 meeting, the Committee approved the schedule of services and fees for 2004. As provided by the policy, any changes to the schedule can be approved by the Committee chair, and reported to the full Committee at its next meeting.

The following table presents fees paid to Deloitte & Touche for the fiscal year ended December 31, 2003 and 2002.

Type of Fees	2003	2002
	(Millions)
Audit Fees	$3.23	$3.10
Audit-Related Fees	.96	.94
Tax Fees	.15	.07
All Other Fees	.07	—

	$4.41	$4.11

Audit Fees are for the audit and review of Dominion’s financial statements in accordance with generally accepted auditing standards, including comfort letters, statutory and regulatory audits, consents and services related to Securities and Exchange Commission matters.

Audit-Related Fees are for assurance and related services that are related to the audit or review of Dominion’s financial statements, including employee benefit plan audits, due diligence services and financial accounting and reporting consultation.

Tax Fees are fees for tax compliance services and related costs.

All Other Fees are for the translation of certain Dominion SEC filings from English to French as required by Canadian securities laws.

19 Dominion

Committee Report on Executive Compensation

Executive Compensation Philosophy

We believe that Dominion should provide its executives with competitive salaries, bonuses, long-term incentives and benefits that align their financial success to the financial success of our shareholders and our company. We will continue to place a substantial portion of our executives’ pay at risk, including tying compensation to the achievement of strategic financial performance measures. We also will continue to place a strong emphasis on stock ownership, as evidenced by our share ownership guidelines for officers.

We determine the appropriate competitive position for our executive compensation program by:

•	using the expert assistance of our independent compensation consultant;

•	defining an appropriate peer group of companies and comparing Dominion with these peer companies based on financial and stock performance and compensation practices for our senior executives; and

•	comparing the compensation of our other executives with that of similarly situated executives through the use of national compensation surveys.

Our Consultant

In the fall of 2002, our Committee secured the services of an independent compensation consultant to report directly to our Committee. We continued to use the services of this consultant in 2003, and we met with the consultant to discuss our compensation program without the presence of management. Our consultant reviews the individual compensation for our senior officers, and on a broader basis the compensation program for our other officers, and advises us on long-term compensation practices, trends in executive compensation and other executive benefit programs such as perquisites, retirement plans and insurance programs.

As a result of our consultant’s thorough review of Dominion’s executive compensation program and that of our peer companies, we decided to re-balance our program over time to provide the appropriate mix of base salary and annual and long-term incentives. We believe our current program will attract, motivate and retain a superior management team under a range of industry and broader market economic circumstances. The basic components of our program are discussed in more detail below.

During our deliberations concerning the re-balancing of our program, we also determined that our executives should be allowed and encouraged to prepay their company-guaranteed loans under the Stock Purchase and Loan Program described on page 27 of this proxy statement. Provisions of the Sarbanes-Oxley Act, which was enacted two years after the Stock Purchase and Loan Program was established, specifically prohibit the Company from materially modifying or extending our current program. In light of the Act, we believe that it is in Dominion’s best interest to take advantage of our authority under the program to allow for prepayments.

In order to minimize the sale of Dominion shares by executives in connection with any prepayments, we also waived the forfeiture provisions of their 2001 option grant to allow them to not only sell shares but to exercise options granted prior to 2001. Proceeds from the sale of shares and any option exercises must be used to either pay down their company-guaranteed loans or to acquire net shares that will count towards their stock ownership guidelines.

Our Peer Group and Peer Group Comparisons

Our 2003 peer group consisted of a diversified group of ten energy companies, many of which are included in the S&P utilities index used in the Performance Graph on page 24 of this proxy. For 2004, we have dropped two of the companies from our peer group (one for financial underperformance, another due to its smaller size relative to Dominion), and added three more companies in their place. For our senior E&P executive, we have a similarly sized, separate group of peer companies that are targeted for that industry.

Our Committee receives reports comparing Dominion to its peer group companies based on a number of financial and stock performance measures, including assets; profitability; net income; return on capital; return on common equity; total shareholder return over one, three and five-year periods and market capitalization. We use these measurements to ensure (i) that we have chosen appropriate companies for the peer group and (ii) that our compensation program is appropriate based on Dominion’s financial and stock performance relative to its peer group.

2003 Compensation

Our 2003 executive compensation program consisted of three basic components:

•	Base Salary

•	Annual Incentives

•	Long-term Incentives

Our Committee targets our executives’ total compensation (base salary, annual bonus and long-term compensation

20 Dominion

combined) to be within 10 percentage points of the market 75th percentile for each position. By 75th percentile, we mean that our targeted compensation for an individual is 25% below the highest paid comparable position in our peer group. However, in setting compensation we also consider other factors such as experience, time in office, retention of officers in key positions with high demand, and succession planning. Therefore, it may take three or four years for a new officer’s compensation to come within 10 percentage points of the market 75th percentile for their position, while under certain circumstances another new officer may be hired at the 75th percentile level.

Base Salary

We target the market median for the base salary component of our program. Targeting this level of base salary allows us to put a significant portion of overall compensation at risk by using annual incentives and long-term awards to reach the market 75th percentile.

In 2003, we increased base salaries for our officers based on the peer review, survey data and other factors discussed above. These increases were generally in the range of 3 to 12%.

As reported last year, officers (including Mr. Capps) did not receive base salary increases in 2002, and no increases have been approved for 2004, with the exception of increases related to promotions and, in a limited number of cases, for compelling market reasons.

Annual Incentives

Under the annual incentive program, if goals are achieved or exceeded, the executive’s total cash compensation for the year is targeted to be at or above market median total cash compensation.

Under this program our Committee establishes “target awards” for each executive. These target awards are expressed as a percentage of the individual executive’s base salary (for example, 50% x base salary). The target award is the amount of cash that will be paid, at year-end, if the executive achieves 100% of the goals established at the beginning of the year. We also establish a “threshold” as a minimum acceptable level of financial performance. If this threshold is not met for consolidated earnings, no executive receives an annual bonus. Actual bonuses, if any, are based on a pre-established formula and may exceed 100% of the target award if an additional earnings per share target is met.

For Dominion’s executive officers, four performance criteria were established for the 2003 annual incentive plan: corporate operating earnings; business unit operating earnings; operating and stewardship goals and goals resulting from process improvements under the Six Sigma discipline. For 2003, the bonuses could exceed 100% of the targeted award only if earnings per share (based on generally accepted accounting principles as reported in our SEC filings) were at or above a pre-set performance goal in addition to the consolidated operating earnings goal mentioned above. Each executive’s goals were weighted according to his or her responsibilities.

The goal weightings for 2003 bonuses were as follows:

Officer	Consolidated Earnings	Business Unit Earnings/Expense	Six Sigma
CEO & CFO	90%		10%

CEOs of operating companies and other senior officers	75%	15%	10%

Other officers generally have a lower weighting on the consolidated earnings goal (50%) but heavier weighting on operating company earnings and operating/stewardship goals (20% each), and the same weighting (10%) on the Six Sigma goal.

Our Committee established and approved these goals at the beginning of 2003. At year-end, we compared the company’s actual financial performance with the consolidated and business unit earnings goals. Based on the 2003 financial performance on a consolidated and operating company basis and the achievement of all of the Six Sigma goals, we approved 100% payout of bonuses for our senior officers. Other officers received bonuses based on the achievement of these targets, in addition to their own operating and stewardship goals. Not all officers received their full target award, and no bonuses exceeded the target award.

Annual bonuses paid to the named executives are detailed in the Summary Compensation Table on page 23.

Long-term Incentives

As mentioned above, we continue to believe that our long-term incentive programs play a critical role in our compensation practices and philosophy. We believe that equity-based awards remain the strongest form of long-term compensation and underscore commitment to the company’s shareholders while rewarding performance. We continue to believe that aligning our officers’ long-term incentives with the financial success of our shareholders is vitally important.

21 Dominion

Committee Report on Executive Compensation CONTINUED

Based on our consultant’s review of our overall compensation program and that of our peer companies and upon further deliberation, we issued restricted stock under our long-term compensation program in 2003 in an effort to achieve our desired mix of equity incentives and to provide a balance with outstanding stock option grants. Our Committee will continue to review our program, our peer companies’ programs and other market data to determine the most appropriate mix of pay elements for our executives and to maintain a strong link between pay and performance.

For 2003, we awarded restricted stock to officers with five-year cliff vesting. We chose a longer vesting period than previous awards to encourage our officers to focus on solid, long-term performance and financial success for the company and its shareholders. In addition, the awards:

•	are consistent with our peer group’s compensation policies and general trends in executive compensation practices;

•	serve as a retention tool for our key officers; and

•	are not as dilutive as stock options.

Chief Executive Officer

In recognition of his experience, performance, achievements and market position, Mr. Capps received a 10% salary increase, bringing his 2003 base salary to $1.1 million. As mentioned above, he did not receive any salary increase in 2002 and will not receive an increase in 2004.

Annual and long-term incentive awards for Mr. Capps have been developed based on the same principles described earlier for other officers. At the beginning of 2003, we approved a consolidated operating earnings goal and a Six Sigma cost savings goal for Mr. Capps under the 2003 annual profit sharing plan. The consolidated earnings goal accounted for 90% of his targeted bonus, and the Six Sigma cost savings goal was 10% of his targeted bonus. Because our consolidated earnings and Six Sigma goals for 2003 were achieved, we approved an annual cash bonus of $1,430,000 for Mr. Capps. Mr. Capps also received 71,628 shares of restricted stock on February 24, 2003 with five-year cliff vesting under our 2003 long-term incentive program described above.

Stock Ownership

Our Committee recently updated the stock ownership guidelines for our executives (outlined below). We believe these guidelines and management’s internal policies emphasize stock ownership and retention that align management with the interests of our shareholders. The ownership guidelines have been expressed both as a targeted multiple of salary and as a targeted fixed number of shares. An executive may meet the ownership guidelines by achieving either targeted level. We continue to encourage our executive officers to methodically accumulate shares to meet the guidelines within five years from election to office.

Restricted shares (except those restricted shares acquired under the Executive Stock Purchase Tool Kit described on page 27) and options do not count towards an officer’s ownership target.

Dominion Resources, Inc.

Stock Ownership Guidelines

Positions	Salary Multiple/ Number of Shares
Chairman, Chief Executive Officer	8x/145,000

President and Chief Operating Officer	6.5x/70,000

Executive Vice President	5x/35,000

Senior Vice President	4x/20,000

Vice President	3x/10,000

Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code, Dominion may not deduct certain forms of compensation in excess of $1 million paid to our CEO or any of the four other most highly compensated executive officers. However, certain performance-based compensation is specifically exempt from the deduction limit.

It is our intent to provide competitive executive compensation while maximizing the company’s tax deduction. However, we reserve the right to approve, and in some cases have approved, non-deductible compensation if we believe it is in the company’s best interest.

Frank S. Royal, Chairman

Richard L. Leatherwood

Robert H. Spilman

David A. Wollard

February 27, 2004

22 Dominion

Executive Compensation

The table below shows the total salary and other compensation awarded to or earned by the CEO and the four other most highly compensated executive officers as of December 31, 2003.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation			Long-Term Compensation			All Other Compensation [5] ($)
		Salary [1] ($)	Bonus ($)	Other Annual Compensation [3] ($)	Awards		Payouts
					Restricted Stock Awards [4] ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)
Thos. E. Capps Chairman & CEO	2003 2002 2001	1,100,000 1,000,000 1,000,000	1,430,000 1,300,000 1,250,000	227,057 219,424 214,860	3,994,694 0 1,059,354	0 0 1,200,000	0 0 0	468,545 265,727 265,725
Thomas F. Farrell, II President & COO	2003 2002 2001	583,000 560,577 560,577	514,800 495,000 467,500	112,228 99,391 99,312	2,334,532 0 635,600	0 0 600,000	0 0 0	163,249 133,285 133,285
Thomas N. Chewning Executive Vice President & CFO	2003 2002 2001	480,000 415,769 407,692	432,000 387,000 300,000	80,522 87,636 91,603	1,686,094 0 529,645	0 0 450,000	0 0 0	169,726 106,799 106,499
Duane C. Radtke Executive Vice President	2003 2002 2001	428,077 380,000 277,460	415,800[2] 334,400[2] 219,428[2]	10,991 11,143 5,808	1,686,094 0 614,739	0 300,000 287,500	0 0 0	68,207 26,752 8,938
Jay L. Johnson Executive Vice President	2003 2002 2001	345,000 284,583 280,000	276,000 268,000 126,000	56,544 41,895 33,296	596,627 0 317,800	0 0 100,000	0 0 0	83,550 47,949 35,649

Footnotes:

1. Salary. Amounts shown may include vacation sold back to the Company.

2. At his election, Mr. Radtke’s annual bonuses for the past three years were exchanged for shares of restricted stock under the company’s Stock Purchase Tool Kit. Under the terms of the Tool Kit, he received an additional bonus amount equal to 10% of his annual cash bonus, which he also exchanged for restricted stock. The following restricted shares were acquired under the Tool Kit: 2001 – 3,788 shares; 2002 – 6,177 shares; and 2003 – 6,641 shares.

3. Other Annual Compensation Column. None of the named executives received perquisites or other personal benefits in excess of $50,000 or 10% of their total base compensation. The amounts listed in this column are tax payments.

4. Restricted Stock. Dividends are paid on restricted stock. The aggregate number and value of each executive’s restricted stock holdings at year-end, based on a December 31, 2003 closing price of $63.83 per share, were as follows:

Officer	Number of Restricted Shares (#)		Value ($)	Vesting Schedule
Thos. E. Capps	16,667 71,628	(a)	1,063,855 4,572,015	3 years 5 years
Thomas F. Farrell, II	10,000 41,860	(a)	638,300 2,671,924	3 years 5 years
Thomas N. Chewning	8,333 30,233	(a)	531,895 1,929,772	3 years 5 years
Duane C. Radtke	19,132 30,233	(b)	1,221,196 1,929,772	3 years 5 years
Jay L. Johnson	5,000 10,698	(a)	319,150 682,853	3 years 5 years

(a)	These shares vested on January 26, 2004 and are no longer restricted.

(b)	9,167 of these shares vested on January 26, 2004, and the remaining shares are described in Footnote 2.

23 Dominion

Executive Compensation CONTINUED

5. All Other Compensation. The amounts listed for 2003 are:

All Other Compensation
Officer	Life Insurance Premiums ($)	Employee Savings Plan Match ($)	Company Match Above IRS Limits ($)	Loan Program Subsidy ($)	Total ($)
Thos. E. Capps	199,143	6,000	36,002	227,425	468,570
Thomas F. Farrell, II	29,304	6,000	11,160	116,785	163,249
Thomas N. Chewning	60,325	6,000	11,201	92,200	169,726
Duane C. Radtke	40,255	6,000	6,600	15,352	68,207
Jay L. Johnson	33,650	6,000	4,350	39,550	83,550

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End		Value of Unexercised In-the-Money Options/SARs at FY-End [1]
Officer			Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Thos. E. Capps	197,280	3,383,352	1,189,120	800,000	19,366,330	3,096,000
Thomas F. Farrell, II	72,000	1,234,800	488,000	400,000	7,277,040	1,548,000
Thomas N. Chewning	72,000	1,234,800	438,000	300,000	7,083,540	1,161,000
Duane C. Radtke	0	0	254,166	333,334	87,749	175,501
Jay L. Johnson	0	0	76,833	66,667	461,339	258,001

1. Year-end stock price = $63.83 per share

Performance Graph

The graph and table below show the five-year cumulative total return comparison between Dominion, the S&P 500 Index, and the S&P 500 Utilities Index.

	Indexed Returns Years Ending
	Base Period Dec 1998	Dec 1999	Dec 2000	Dec 2001	Dec 2002	Dec 2003
Dominion	$100.00	$89.09	$160.55	$149.99	$143.14	$173.79
S&P 500	100.00	121.04	110.02	96.95	75.52	97.18
S&P 500 Utilities	100.00	90.82	142.76	99.30	69.52	87.77

24 Dominion

Equity Compensation Plans

(as of December 31, 2003)

Plan Category	Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Securities Available for Future Issuance
Plans Approved by Shareholders	13,030,393	$55.4677	9,137,662	[1,2]
Plans Not Approved by Shareholders	5,513,625	$60.5311	4,577,542	[3]

Total	18,544,018	$56.9732	13,712,430

Footnotes:

1. Amount includes shares that may be issued under an equity compensation plan other than upon the exercise of an option, warrant or right as listed below:

Shares
Directors’ Stock Accumulation Plan	328,578
Directors’ Deferred Cash Compensation Plan	382,966

2. Amount also includes 4,236,210 shares available for issuance under the Incentive Compensation Plan either (i) upon the exercise of an option or right or (ii) as restricted shares or performance award. Under the Incentive Compensation Plan, shares for expired or forfeited awards and shares withheld to pay taxes become available for new awards.

3. While there are 3,610,556 shares available for issuance under the Leadership Stock Option Plan, Dominion discontinued use of this plan in 2002.

Plans Not Approved by Shareholders. Dominion’s Leadership Stock Option Plan for Salaried Employees and the Directors’ Stock Compensation Plan, under which 10 million and one million shares were made available for issuance, respectively, have not received shareholder approval. The table above reflects the number of shares subject to outstanding awards and the amount available for future issuance. Shares for expired, unexercised and forfeited options and those shares withheld to pay taxes may be added to the remaining number of shares available for issuance. All awards are in the form of stock options with an exercise price equal to the fair market value of the stock at grant date.

Retirement Plans

The table below shows the estimated annual straight life benefit that Dominion would pay to an employee at normal retirement (age 65) under the benefit formula of the Retirement Plan.

Estimated Annual Benefits Payable Upon Retirement
	Credited Years of Service
Final Average Compensation	15 years	20 years	25 years	30 years
$ 300,000	$84,940	$113,300	$141,680	$170,060
350,000	100,800	133,520	166,980	200,420
400,000	115,210	153,730	192,250	230,780
450,000	130,350	173,950	217,540	261,150
500,000	145,480	194,160	242,830	291,510
550,000	160,630	214,360	268,120	321,870
600,000	173,300	234,500	293,340	352,160
650,000	190,920	254,800	318,720	382,620
700,000	206,050	275,010	343,990	412,980
750,000	221,190	295,230	369,280	443,340
800,000	236,340	315,450	394,580	473,710
850,000	251,470	335,660	419,860	504,070
900,000	266,610	355,880	445,160	534,440
950,000	281,760	376,100	470,460	564,800
1,000,000	296,910	396,330	495,750	595,180
1,100,000	327,190	436,760	546,330	655,920

Dominion Retirement Plan. Benefits under the Retirement Plan are based on:

•	highest average base salary over a consecutive five-year period during the ten years preceding retirement;

•	years of credited service;

•	age at retirement; and

•	the offset of Social Security benefits.

Dominion provides a Special Retirement Account (SRA) feature to the Retirement Plan. This account is credited with two percent of an employee’s base salary earned each year. Account balances are credited with earnings based on the 30-year Treasury rate and may be taken as a lump sum or an annuity at retirement. The above table includes the effect of SRA earnings converted to an annual annuity.

Dominion Benefit Restoration Plan. The Retirement Plan pays a benefit that is calculated on average base salary over a five-year period. In some years our executives’ base salaries were set below the competitive market median in order to more closely link annual pay to company performance through the incentive programs. Under this Restoration Plan, we calculate a “market-based adjustment” to base salary in those years when base salary was below the market median. The difference between the

25 Dominion

Executive Compensation CONTINUED

benefit calculated on the market-based salary and the benefit provided by the Retirement Plan is paid to the executive under the Restoration Plan. In 2003, a market-based adjustment to Dominion’s executive base salaries was not necessary.

In addition, certain officers, if they reach a specified age while still employed, will be credited with additional years of service. For Messrs. Capps, Farrell and Chewning, credited years of service at age 60 would be 30 years. Mr. Radtke receives 20 years of credited service at age 62, and Mr. Johnson receives 20 years of credited service after 10 years of actual service with the company. Other retirement agreements and arrangements for the named executives are described in Other Executive Agreements and Arrangements.

Also, the Internal Revenue Code imposes certain limits related to Retirement Plan benefits. Any resulting reductions in an executive’s Retirement Plan benefit will be compensated for under the Restoration Plan. The above table reflects any amounts payable due to IRS salary limits and the effect of SRA earnings from salaries in excess of the IRS limits.

Executive Supplemental Retirement Plan. The Supplemental Plan provides an annual retirement benefit equal to 25% of a participant’s final cash compensation (base salary plus target annual bonus). To retire with full benefits under the Supplemental Plan, an executive must be 55 years old and have been employed by Dominion for at least five years. Benefits under the plan are provided either as a lump sum cash payment at retirement or as a monthly annuity paid out, typically, over 10 years. Certain executive officers receive this benefit for their lifetime. Based on 2003 cash compensation, the estimated annual benefit under this plan for certain executives named in the Summary Compensation Table on page 23 are: Mr. Capps: $632,500; Mr. Farrell: $271,700; Mr. Chewning: $228,000; Mr. Radtke: $199,500; and Mr. Johnson: $155,300.

Other Executive Agreements and Arrangements

Companies that are in a rapidly changing industry such as ours require the expertise and loyalty of exceptional executives. Not only is the business itself competitive, but so is the demand for such executives. In order to secure the continued services and focus of key management executives, Dominion has entered into employment agreements with them, including those named in the Summary Compensation Table on page 23.

Employment Agreement—Chief Executive Officer. The Board determined that it was in Dominion’s best interest to enter into a new employment agreement with Mr. Capps to induce him to remain as an employee of the company and to continue on as CEO and President until the Annual Meeting of Shareholders in 2005. As a result, in September of 2002, Mr. Capps and Dominion entered into an agreement providing for his employment as CEO and President until 2005. Upon Mr. Farrell’s election as President, Mr. Capps will no longer hold the title. During Mr. Capps’ employment, the agreement provides for the following: (1) an annual base salary of at least $1,000,000, (2) incentive compensation awards based on performance and (3) continued eligibility for all employee benefit and incentive plans provided by Dominion to its senior management. When his employment ends (whether or not before the end of the term of the agreement), Mr. Capps will: (1) receive a retirement benefit calculated on the highest base salary rate during his employment, (2) receive a Supplemental Plan benefit payable for life, determined with the unreduced percentage of salary mid-point for a given year, (3) become fully vested in outstanding restricted stock (unless otherwise provided by the grant agreement), (4) any outstanding stock options become fully exercisable for the remaining term of the grant, and (5) receive a payment of $950,000 plus an amount equal to the present value of his salary and annual cash incentives for the period between the Annual Meetings of Shareholders for 2004 and 2005 to the extent not otherwise paid. In addition, any outstanding stock options become fully exercisable for the remaining term of the grant if the termination occurs in connection with a change in control. During the term of the agreement, Dominion may terminate Mr. Capps for cause only. Mr. Capps also receives

26 Dominion

age and service credit and continued benefit plan coverage through the end of the contract period in the event of termination for cause or resignation for cause.

Continuity Agreements. Dominion has entered into employment continuity agreements with executives named in the Summary Compensation Table (but not Mr. Capps), which provide benefits in the event of a change in control*. Each agreement has a three-year term and is automatically extended for an additional year, unless cancelled by Dominion.

The agreements provide for the continuation of salary and benefits for a maximum period of three years after (1) a change in control, (2) termination without cause following a change in control or, (3) a reduction of responsibilities, salary and incentives following a change in control (if the executive gives 60 days notice). Payment of this benefit will be made in either a lump sum or installments over three years. In addition, the agreements indemnify the executives for potential penalties related to the Internal Revenue Code and fees associated with the enforcement of the agreements. If an executive is terminated for cause, the agreements are not effective.

Other Arrangements. Dominion also has entered into supplemental agreements with Messrs. Chewning and Farrell. Upon retirement, each of them will receive a payment of 12 months base salary for their agreement not to compete with any activities of Dominion nor solicit any Dominion employees for a period of two years.

Messrs. Farrell, Chewning, Radtke and Johnson have enhanced retirement benefits under certain of Dominion’s benefit plans.

Executive Stock Purchase Programs. Dominion’s Board has established stock ownership target levels for its executives. In 1999, the Board approved Stock Purchase and Loan programs intended to encourage and facilitate executives’ ownership of common stock through the availability of loans guaranteed by Dominion. Officers borrowed money from an independent bank to purchase stock, for which they are personally liable and which Dominion has guaranteed. Because of new restrictions on company loans or guarantees to executives under the Sarbanes-Oxley Act of 2002, Dominion has ceased its programs involving the company guaranty of a third-party loan to executives for the purpose of acquiring company stock. In the fall of 2003, the OCN Committee authorized non-Section 16 executives with loans to exercise previously granted options or to sell shares of Dominion stock solely for the purpose of paying off their loans under the programs. Any sales or option exercises for this purpose would not trigger the forfeiture provisions of their 2001 stock option grant.

In 2001, Dominion’s OCN Committee approved the implementation of the Executive Stock Purchase Tool Kit. The Tool Kit consists of a variety of programs to encourage ownership of Dominion stock by executives who could not participate in the Executive Stock Purchase and Loan programs. Executives who participate in one or more of the Tool Kit programs to achieve their stock ownership target levels receive “bonus shares” for up to ten percent of the value of their investment in Dominion Stock. The programs include: exchanging an officer’s annual bonus for restricted stock; deferring an officer’s annual bonus into the company stock investment option under our deferred compensation plan; or acquiring on a one-time or periodic basis shares of company stock through Dominion Direct®. The Tool Kit previously included the availability of third-party loans guaranteed by Dominion for the purpose of buying shares of company stock, but this alternative has been terminated for the reasons discussed above.

As of December 31, 2003, our officers had borrowed an aggregate of $57 million for which they are personally liable and which Dominion has guaranteed under these programs.

* A change in control shall be deemed to have occurred if (i) any person or group becomes a beneficial owner of 20% or more of the combined voting power of Dominion voting stock or (ii) as a direct or indirect result of, or in connection with, a cash tender or exchange offer, merger or other business combination, sale of assets, or contested election, the Directors constituting the Dominion Board before any such transactions cease to represent a majority of Dominion or its successor’s Board within two years after the last of such transactions.

27 Dominion

Shareholder Proposal – Item 3

Dominion has been notified that a shareholder intends to present a proposal for consideration at the annual meeting. We will furnish upon request the name, address and stock ownership of the proponent of the proposal identified below:

Shareholder Proposal

RESOLVED, that the Corporation’s by-laws be amended by adding the following Article XXXII:

“Article XXXII. Executive Compensation. No officer of the Corporation shall receive annual compensation in excess of the limits established by the U.S. Internal Revenue Code for deductibility of employee remuneration, without approval by a vote of the majority of the Shareholders within one year preceding the payment of such compensation.

For purposes of this Article, the Corporation may exclude compensation that qualifies either as ‘performance-based compensation’ or as an ‘incentive stock option’ within the meaning of the Internal Revenue Code, but only if:

(a) the Corporation shall first have disclosed to Shareholders the specific performance goals and standards adopted for any performance-based compensation plan; and

(b) in the case of incentive stock options, the Corporation shall have recorded as an expense in its financial statements the fair value of any stock options granted.

This Article may not be altered, amended, or repealed by the Directors.”

This amendment shall be applied so as not to cause violation of any contract in effect on the date of adoption of this resolution.

Supporting Statement

This proposal would require that Dominion Resources may not pay executive compensation in excess of the amount the Internal Revenue Code permits to be deducted as an expense for federal income tax purposes, without first securing shareholder approval.

The Code provides that publicly held corporations generally may not deduct more than $1 million in annual compensation for any of the company’s five highest-paid executives. The Code provides an exception for certain kinds of “performance-based compensation.” Even so, the Compensation Committee of our Board of Directors says that it “reserves the right to approve, and in some cases has approved, non-deductible compensation” if the Committee believes it is in the Company’s best interests.

We believe the best way to determine the “best interests” of the Company is to ask the shareholders. In our view, $1 million should be adequate compensation to attract qualified executives. Even if not, it is reasonable to require the Board to obtain shareholder approval before paying more than this amount.

Under our proposal, moreover, the Company would be able to pay “performance-based compensation” in excess of the deductibility limit, so long as management has disclosed the performance goals and standards the Board has adopted under these plans. The proposal also provides an exception for incentive stock options, if the Company has recorded the expense of such options in its financial statements.

We think it is reasonable to require the Company to fully disclose to shareholders both the costs and terms of its executive compensation plans, if the Board wishes to pay executives more than the amounts that are generally deductible under federal income taxes.

If shareholders believe that paying compensation beyond IRS deductibility limits is necessary to attract talented executives, they will approve the compensation plans. If not, executives should not accept compensation packages that exceed what shareholders are willing to support.

We urge shareholders to vote FOR this proposal.

28 Dominion

Opposing Statement

The Board recommends that you reject this proposal. While this proposal is included in our proxy, we believe that implementing it would prevent our Board of Directors from fulfilling its fiduciary responsibilities under the New York Stock Exchange governance listing standards and as required by Virginia corporate law.

As presented, the proposal would put Dominion at a competitive disadvantage in recruiting and retaining the most experienced, skilled and talented senior managers available in today’s market. It would severely limit the Board’s discretion by establishing an arbitrary constraint that does not take into account the compensation being paid to executives within our industry’s peer group.

As directed by the NYSE governance standards, the Board has delegated to its Organization, Compensation and Nominating Committee the responsibility of determining a compensation program that is fair and competitive. That Committee, consisting exclusively of independent directors, is advised by Pearl Meyer Partners LLC, one of the nation’s leading compensation consultants. The Board believes that this independent Committee must have the flexibility to offer compensation programs that can attract and retain top talent. The Committee provides information detailing how it uses its consultant, peer group comparisons and national survey data to recommend for Board approval a competitive executive compensation program — all of which appears on pages 20 through 22 of this proxy statement.

Implementation of this proposal would be costly, disruptive and impractical. Calling a special meeting of shareholders to approve the compensation of a potential executive candidate would be expensive and time consuming. Under our current policy, the Board and its Committee is empowered to react quickly to changes in the executive compensation programs of our peer group competitors.

The Board believes its Committee has designed a performance-driven program that is in the best interest of Dominion and its shareholders.

Your Board of Directors recommends that you vote AGAINST this proposal.

29 Dominion

www.dom.com

Vote Your Proxy

By Phone

By Internet

By Mail

2003 Form 10-K

You may request, without charge, a copy of Dominion's Annual Report filed with the SEC for 2003 on Form 10-K, excluding exhibits, by:

1. *writing to*
   Investor Relations
   Dominion Resources, Inc.
   P.O. Box 26532
   Richmond, Virginia 23261;
2. *sending us an e-mail at*
   Investor_Relations@dom.com; or
3. *calling us at*
   804-819-2000.

   Or

   You may view our Form 10-K
   on our website at www.dom.com
   (Keyword search: SEC filings)

THE 2004 PROXY CARD

This proxy is solicited on behalf of the Board of Directors.

Dominion

IMPORTANT: PLEASE SEE REVERSE SIDE FOR INFORMATION ABOUT YOUR VOTING CHOICES.

This proxy when properly executed will be voted as directed on the reverse side by the signed shareholder. If no direction is made, this proxy will be voted "FOR" Item 1, "FOR" Item 2 and "AGAINST" Item 3.

Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both shareholders should sign.

When signing in a representative capacity, please give your representative title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

In their discretion, the proxies are authorized to vote on any matters that properly come before the meeting. The undersigned appoints Kenneth A. Randall, Frank S. Royal, and Patricia A. Wilkerson, or any one of them, with the power of substitution, proxies to vote all shares of the undersigned at the Annual Meeting of Shareholders on April 23, 2004 and at any and all adjournments thereof.

______________________________ , 2004

Signature — Date

______________________________ , 2004

Signature (if held jointly) — Date

Vote Your Proxy

Via Internet

Access the Website at:

http://www.votefast.com

Via Telephone

Call toll-free:

1-800-542-1160

using a touch-tone phone

Via Mail

Return your proxy in the postage-paid envelope provided.

Dominion

To Our Shareholders:

Dominion Resources, Inc. is pleased to offer you three ways to vote by proxy.

When voting by Internet or telephone, follow the prompts that will be presented to you to record your vote.

If you choose to vote by mail, mark, date and sign your proxy card. Please use the postage-paid envelope to return your proxy. If you vote by Internet or telephone, do not return your proxy card by mail.

All Internet and telephone votes must be received by 11:59 p.m. EDT on Thursday, April 22, 2004 to be counted in the final tabulation.

THE 2004 PROXY INSTRUCTIONS

IMPORTANT: PLEASE SEE REVERSE SIDE FOR INFORMATION ABOUT YOUR VOTING CHOICES.

Voting instructions are solicited for the Annual Meeting of Shareholders, April 23, 2004 by the Trustee for the various retirement plans sponsored by Dominion Resources, Inc.

I acknowledge receipt of the Notice of Annual Meeting, Proxy Statement and Annual Report for the Annual Meeting of Shareholders of Dominion Resources, Inc. I hereby instruct the Trustee to vote the shares of Dominion Common Stock relating to my Plan account at such Annual Meeting in the manner set forth on the reverse side.

This voting instruction card, when properly executed, will be voted as directed. If such card is returned executed with no direction given or is not returned at all, the Trustee will vote the shares according to each Plan's voting standards.

All voting instructions will be kept confidential.

____ , 2004

Signature Date

Vote Your Proxy

Via Internet

Access the Website at:

http://www.votefast.com

Via Telephone

Call toll-free:

1-800-542-1160

using a touch-tone phone

Via Mail

Return your proxy in the postage-paid envelope provided.

To Our Shareholders:

Dominion Resources, Inc. is pleased to offer you three ways to vote by proxy.

When voting by Internet or telephone, follow the prompts that will be presented to you to record your vote.

If you choose to vote by mail, mark, date and sign your proxy instruction. Please use the postage-paid envelope to return your proxy. If you vote by Internet or telephone, do not return your instruction by mail.

All votes must be received by 11:59 p.m. EDT on Sunday, April 18, 2004 to be counted in the final tabulation.

2004 PROXY INSTRUCTIONS

Dominion

The Board of Directors recommends a vote "FOR" Item 1.

Item 1 – Election of Directors

☐ ***FOR** the following nominees:*

01.	Susan B. Allen	09.	Richard L. Leatherwood
02.	Peter W. Brown	10.	Margaret A. McKenna
03.	Ronald J. Calise	11.	Kenneth A. Randall
04.	Thos. E. Capps	12.	Frank S. Royal
05.	George A. Davidson, Jr.	13.	S. Dallas Simmons
06.	John W. Harris	14.	Robert H. Spilman
07.	Robert S. Jepson, Jr.	15.	David A. Wollard
08.	Benjamin J. Lambert, III		

☐ ***WITHHOLD AUTHORITY** to vote for all nominees listed above.*

To withhold authority to vote for any individual nominee(s), write that nominee's number in the following space:

____ ____ ____ ____ ____

The Board of Directors recommends a vote "FOR" Item 2.

Item 2 – Retention of Auditors

☐ ***FOR*** ☐ ***AGAINST*** ☐ ***ABSTAIN***

The Board of Directors recommends a vote "AGAINST" Item 3.

Item 3 – Shareholder Proposal

☐ ***FOR*** ☐ ***AGAINST*** ☐ ***ABSTAIN***

☐ *To access future proxy materials and annual reports via Internet only, please check this block.**

☐ *If you plan to attend the Annual Meeting of Shareholders on April 23, 2004, please check this box.*

IF YOU ARE VOTING BY MAIL,

please sign and date your proxy card on the reverse side and fold and detach card at perforation before mailing in the enclosed envelope.

*** Description of Electronic Access Service:**

You are consenting to receive future Dominion annual reports and proxy statements, including meeting notice, over the Internet. Participation is voluntary and will remain in effect until you inform us otherwise. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. You will receive notification when annual reports and proxy statements are available for online review. The notification will include the Internet location where the material is available. The material will be presented in PDF format and can be read using Adobe Acrobat Reader. If you do not have the latest version of Adobe Acrobat Reader, you can download it free through Dominion's Internet site.